Filed Pursuant to Rule 424(b)(3)
Registration No. 333-230189

PROSPECTUS
VALHI, INC.
14,372,970 Shares
COMMON STOCK

This prospectus relates to the resale, from time to time, of up to 14,372,970 shares of our common stock, $.01 par value, by our majority-owned subsidiary NL Industries, Inc. (“NL”) and by NL’s wholly-owned subsidiary NL Environmental Management Services, Inc. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders have agreed to reimburse us for our expenses of registration of the common stock offered hereby.
One or both selling stockholders may offer shares of our common stock, from time to time, in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”
Our common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “VHI.”  On March 27, 2019, the last reported sale price of our common stock on the NYSE was $2.32 per share.

INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” IN THIS PROSPECTUS AS WELL AS THOSE IN ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT OR FREE WRITING PROSPECTUS, AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus is March 28, 2019

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ABOUT THIS PROSPECTUS
This prospectus relates to the resale, from time to time, of up to 14,372,970 shares of our common stock by our majority-owned subsidiary NL Industries, Inc. and by NL’s wholly-owned subsidiary NL Environmental Management Services, Inc.
This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may offer and sell, from time to time, a total of 14,372,970 shares of our common stock under this shelf registration statement. This prospectus provides you with a general description of the common stock the selling stockholders may offer. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Each such prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. To the extent the information in any prospectus supplement is inconsistent with this prospectus, you should rely on the prospectus supplement. You should read this prospectus, any prospectus supplement and any related free writing prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
You should rely only on the information we have provided or incorporated by reference in this prospectus, any prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any prospectus supplement or related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.” If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, you should read the exhibit for a more complete understanding of the document or matter involved. The representations, warranties and covenants contained in any agreement that we have filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part were made solely for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to such agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to holders of our common stock.  Holders of our common stock are not third-party beneficiaries under such agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of us and our subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreements, which subsequent information may or may not be fully reflected in our public disclosures.
Unless otherwise indicated, the terms “Valhi, Inc.,” “Valhi,” “the Company,” “we,” “our” and “us” are used in this prospectus to refer to Valhi, Inc., and not to any one or more of our consolidated subsidiaries or to all of them taken as a whole.
VALHI, INC.
We are primarily a holding company. We operate through our wholly-owned and majority-owned subsidiaries, including NL, Kronos Worldwide, Inc. (“Kronos Worldwide”) and CompX International Inc. (“CompX”).   Kronos Worldwide (NYSE: KRO), NL (NYSE: NL) and CompX (NYSE American: CIX) each file periodic reports with the SEC.

Our principal executive offices are located at Three Lincoln Center 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240. Our telephone number is (972) 233-1700. We maintain a worldwide website at www.valhi.net. We are incorporated in the State of Delaware.
RISK FACTORS

An investment in our securities involves a high degree of risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors below and the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q or current reports on Form 8-K, which are incorporated by reference into this prospectus and any prospectus supplement, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information please see the section entitled “Incorporation by Reference.” The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, legal, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

Risks Related to This Offering

Sales of our common stock by the selling stockholders will dilute existing stockholders’ proportionate voting power and their proportionate share of our earnings, and may cause our stock price to decline.

The shares of our common stock being registered under the registration statement of which this prospectus is a part are held by majority-owned subsidiaries of ours, and pursuant to Delaware law we treat these shares of our common stock as treasury stock for voting purposes.   For financial reporting purposes, only our proportional interest (i.e., based on our 83% ownership interest of NL) in the shares of our common stock being registered under this registration statement is treated as treasury stock.  As a result, our common shares outstanding for voting purposes differs from those outstanding for financial reporting purposes.

As of March 8, 2019, we had 339,185,449 shares of common stock outstanding for voting purposes, and such number of shares excludes the shares being registered under the registration statement of which this prospectus is a part. Assuming that all of the shares being registered under the registration statement of which this prospectus is a part are sold, there would be 353,558,419 shares of common stock outstanding for voting purposes.  As of March 8, 2019, approximately 28.8 million shares of our outstanding common stock were held by stockholders who are not affiliates of us. If sold into the public markets, the shares being registered under the registration statement of which this prospectus is a part would represent a significant portion of our public float following such sale (approximately 33%). In addition, approximately 11.9 million of the shares of our common stock being registered under the registration statement of which this prospectus is a part (representing our proportional interest in such shares) are currently excluded from the calculation of earnings per share because they are not considered outstanding for financial reporting purposes, and upon the sale of such shares, the number of shares used in the calculation of earnings per share would be increased.  Sales of substantial amounts of our common stock in the public market by the selling stockholders, or the perception that those sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common stock.

Purchasers may be unable to sell their common shares at or above their purchase price, and our stock price may be volatile.

Even if all of the shares being registered under the registration statement of which this prospectus is a part are sold into the public markets, most of our shares will be held by one of our parent companies and we will have relatively few common shares outstanding in the public float.  During the three months ended February 28, 2019, the average daily trading volume for our common stock as reported by the NYSE was approximately 345,000 shares.  A more active market for our common stock may not develop or may not be sustained.  The market price of our common stock could be subject to significant fluctuations, and you may not be able to resell your shares at or above your purchase price.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents we incorporate by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Statements included in this prospectus, any accompanying prospectus supplement and the documents we incorporate by reference that are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto), are forward-looking statements. These statements can be identified by the use of forward-looking terminology including “forecast,” “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward-looking” information. We and our representatives may from time to time make other oral or written statements that are also forward-looking statements.

These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including, but not limited to, the matters discussed under “Risk Factors” and elsewhere in this prospectus, any accompanying prospectus supplement and the documents we incorporate by reference herein. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially and adversely from those forecasted or expected. We caution you not to place undue reliance on our forward-looking statements. We undertake no responsibility to update forward-looking statements for changes related to these or any other factors that may occur subsequent to this filing for any reason.
USE OF PROCEEDS
We will not receive any proceeds from the sale of the common stock offered by the selling stockholders pursuant to this prospectus.
SELLING STOCKHOLDERS
Our majority-owned subsidiary NL Industries, Inc. and NL’s wholly-owned subsidiary NL Environmental Management Services, Inc. (“NLEMS”) acquired their shares of our common stock in open market purchases prior to 2010 (with most purchases made prior to 1995) or in connection with the merger of Tremont Corporation into us in 2003.  NL had acquired its ownership in Tremont Corporation in open market purchases prior to 2000.  We are registering these shares of our common stock in order to permit the selling stockholders to offer the shares for resale from time to time. NL has requested that we register the resale of these shares by the selling stockholders, and we have agreed to do so in exchange for the selling stockholders’ agreement to reimburse us for our expenses of registration of the common stock offered hereby.

As noted above, the 14,372,970 shares of our common stock being registered under the registration statement of which this prospectus is a part are held by majority owned subsidiaries of ours, and pursuant to Delaware law we treat these shares of our common stock as treasury stock for voting purposes.   Kronos Worldwide also owns 1,724,916 shares of our common stock, and pursuant to Delaware law we also treat these shares of our common stock as treasury stock for voting purposes.   For voting purposes per Delaware law, 339,185,449 shares of our common stock were issued and outstanding as of March 8, 2019, and such number of shares excludes the shares being registered under the registration statement of which this prospectus is a part as well as the shares of our common stock held by Kronos Worldwide.  Upon sales by the selling stockholders of our common stock under this prospectus to purchasers who are not our subsidiaries, the shares sold will become issued and outstanding shares for all purposes.  The shares of our common stock owned by Kronos Worldwide are not being registered for sale under the registration statement of which this prospectus is a part.

The following table sets forth the number of shares of our common stock owned directly by the selling stockholders immediately prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part; the number of such shares that may be offered for resale by the selling stockholders under this prospectus; and the number and percent of shares of our common stock to be directly owned by each selling stockholder after the offering for resale of the shares being registered by the registration statement of which this prospectus is a part, assuming all of the shares are sold by the selling stockholders and that the selling stockholders do not acquire any other shares of our common stock prior to the assumed sales.

				Shares of Common Stock Owned Directly After the Shares are Sold
Selling Stockholder	Number of Shares Owned Directly Prior to the Registration	Percentage of Outstanding Stock (1)	Number of Shares Covered by this Registration Statement	Number	Percent
NL Industries, Inc.	10,814,370	3.1%	10,814,370	-0-	-0-
NL Environmental Management Services, Inc.	3,558,600	1.0%	3,558,600	-0-	-0-

(1)
As described elsewhere in this prospectus, the 14,372,970 shares of our common stock registered for sale hereunder are not considered outstanding for Delaware law voting purposes. The shares will be considered outstanding for all purposes if and when they are sold to purchasers who are not our subsidiaries. For purposes of this table only, the percentage ownership shown is based on 353,558,419 shares of our common stock deemed outstanding, which is the sum of 339,185,449 (the number of shares of our common stock outstanding for Delaware voting purposes as of March 8, 2019) and 14,372,970 (the number of shares of our common stock being registered by the registration statement of which this prospectus is a part, which shares are assumed sold by the selling stockholders to purchasers who are not our subsidiaries).

As set forth in the table below, NL and NLEMS and certain related entities and persons may be deemed to beneficially own additional shares of our common stock.  The table below sets forth information regarding beneficial ownership of our common stock by such related entities and persons.  Beneficial ownership as reported in the table below has been determined in accordance with Rule 13d-3 under the Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.
		Beneficial Ownership of Shares of Common Stock After the Shares Being Registered pursuant to the Registration Statement to which this Prospectus is a part are Sold
Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to the Registration (1)	Number (1)		Percent (2)

Harold C. Simmons Family Trust No. 2; Lisa K. Simmons and Serena Simmons Connelly as co-trustees	310,346,282 (3)(4)	310,346,282	(3)	87.78%

Serena Simmons Connelly	56,136	56,136	(3)	*

* Less than 1%.

(1)
The shares reported as beneficially owned in this table do not include shares of our common stock that are owned by NL, NLEMS and Kronos Worldwide, as discussed above, since those shares are not deemed outstanding for the purposes of calculating beneficial ownership percentages for the purposes of Section 13 of the Exchange Act, nor for Delaware voting purposes. Accordingly, the number of shares reflected in this table is not affected by the assumed sale of shares by the selling stockholders.

(2)
The percentage ownership is based on 353,558,419 shares outstanding, which is the sum of 339,185,449 (the number of shares of our common stock outstanding for Delaware voting purposes as of March 8, 2019) and 14,372,970 (the number of shares being registered by the registration statement of which this prospectus is a part, which shares are assumed sold by the selling stockholders, and which once sold to purchasers who are not our subsidiaries will be issued and outstanding for all purposes).

(3)	The following terms used in this table are defined as follows:
•	“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.
•	“Dixie Rice” means Dixie Rice Agricultural L.L.C., one of our parent companies.

•	“Family Trust” means the Harold C. Simmons Family Trust No. 2, of which Serena Simmons Connelly and Lisa K. Simmons are co-trustees.
•	“NLKW” means NLKW Holding, LLC, a wholly-owned subsidiary of NL, which holds a significant equity interest in Kronos Worldwide.
All of Contran’s outstanding voting stock is held by the Family Trust or is held directly by Lisa K. Simmons and Serena Simmons Connelly or entities related to them.  As co-trustees of the Family Trust, each of Ms. Simmons and Ms. Connelly has the shared power to vote and direct the disposition of the shares of Contran stock held by the Family Trust, and Ms. Simmons and Ms. Connelly each has the power to vote and direct the disposition of the shares held directly by them and the entities related to them.  Ms. Simmons and Ms. Connelly are sisters and also serve as the co-chairs of the board of directors of Contran.
Contran is the sole owner of 100% of our outstanding shares of non-voting preferred stock.  Contran is also the holder of the sole membership interest of Dixie Rice and may be deemed to control Dixie Rice.
Ms. Simmons and Ms. Connelly directly hold, or are related to the following person or entities that directly hold, the following percentages of the outstanding shares of NL common stock:
Valhi	82.9%
Kronos Worldwide	Less than 1%
Serena Simmons Connelly	Less than 1%

Ms. Simmons and Ms. Connelly directly hold, or are related to the following entities that directly hold, the following percentages of the outstanding shares of Kronos Worldwide common stock:
Valhi	50.0%
NLKW	30.4%
Contran	Less than 1%
Serena Simmons Connelley	Less than 1%

By virtue of the stock ownership in each of Dixie Rice and Contran, the role of Ms. Simmons and Ms. Connelly as co-trustees of the Family Trust, Ms. Simmons and Ms. Connelly being beneficiaries of the Family Trust, the direct holdings of Contran voting stock by each of Ms. Simmons and Ms. Connelly and entities related to them, and the positions as co-chairs of the Contran board by each of Ms. Simmons and Ms. Connelly, in each case as described above:
•	Ms. Simmons and Ms. Connelly may be deemed to control the Family Trust;
•	Ms. Simmons and Ms. Connelly may be deemed to control each of Contran, Dixie Rice, NL, Kronos Worldwide, CompX and us; and
•
Ms. Simmons and Ms. Connelly, Contran, Dixie Rice, NL and Kronos Worldwide and we may be deemed to possess indirect beneficial ownership of shares of common stock directly held by such entities, including any shares of our common stock.

Except for the 56,136 shares of our common stock she holds directly or through a trust for which she is sole trustee and sole beneficiary, Ms. Connelly disclaims beneficial ownership of all shares of our common stock, except to the extent of her pecuniary interest in such shares, if any. Ms. Simmons disclaims beneficial ownership of all shares of our common stock except to the extent of her pecuniary interest in such shares, if any.
(4)	The shares attributable to the Family Trust and co-trustees consist of the 310,346,282 shares of our common stock held directly by Dixie Rice.
Although we have assumed for purposes of the two tables above that the selling stockholders will sell all of the shares offered by this prospectus, all decisions regarding the timing and amount of any sales of shares are solely at the discretion of the selling stockholders, who may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner.  NL and NLEMS have represented to us that there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock covered by the registration statement of which this prospectus is a part. Accordingly, no assurances can be given as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of the sales.
Other than as disclosed in this prospectus or in the documents incorporated herein by reference, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our affiliates.  Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Each of the selling stockholders has represented to us that it is not, nor is it affiliated with, a broker-dealer.

PLAN OF DISTRIBUTION

We are registering the shares to permit the resale of the shares by selling stockholders from time to time after the date of this prospectus. Selling stockholders may sell all or a portion of the shares from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, such selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions. The shares may be sold in one or more transactions at fixed prices, prevailing market prices determined at the time of the sale, varying prices determined at the time of sale or negotiated prices (in each case as determined by the selling stockholders). These sales may be effected:

•	through the NYSE or on any other national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in underwritten transactions through an underwriter on a firm commitment or best efforts basis;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
in block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in privately negotiated transactions;

•	where broker-dealers may agree with selling stockholders to sell a specified number of shares at a stipulated price per share;

•	“at the market” or through market makers or into an existing market for the shares;

•	through any other method permitted pursuant to applicable law; and

•	through any combination of any such methods of sale.

If a selling stockholder effects such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such selling stockholder or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

 In connection with sales of our common stock or otherwise, selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging the positions they assume.

Selling stockholders and any broker-dealer participating in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid to, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement may be distributed setting forth the aggregate amount of the shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Underwriters are subject to certain statutory liabilities including, but not limited to, sections 11, 12 and 17 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part.

Selling stockholders and any other person participating in the sale of the shares may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to such shares.

Once sold under the registration statement of which this prospectus forms a part, the shares sold thereunder will be freely tradable in the hands of persons other than our affiliates.

Selling stockholders may directly solicit offers to purchase shares. In this case, no underwriters or agents would be involved.

To the extent required to supplement the information contained in this prospectus, the place and time of delivery for the shares described in this prospectus may be set forth in an applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any sales made pursuant to this prospectus and any applicable prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with the sale of the shares, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Specifically, underwriters may overallot an offering, creating a short position. In addition, underwriters may bid for, and purchase, the shares in the open market to cover short positions or to stabilize the price of the shares. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. Underwriters will not be required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS
The validity of the common stock offered in this prospectus will be passed upon for us by Jane R. Grimm, our vice president, associate general counsel and assistant secretary. If certain legal matters in connection with an offering of the common stock made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. Our SEC filings are available on the SEC’s web site at www.sec.gov. We also make available free of charge on our website, at www.valhi.net, all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

 The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We have filed with the SEC and incorporate by reference in this prospectus the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2018, as filed on March 11, 2019;

•	our current report on Form 8-K dated March 18, 2019 and filed with the SEC on March 22, 2019;

•
the information specifically incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2018 from our definitive proxy statement on Schedule 14A filed with the SEC on March 26, 2019; and

•
the description of our capital stock contained in our current report on Form 8-K dated March 11, 2019 and filed with the SEC on March 11, 2019, and any subsequent amendments and reports filed to update such description.

We also incorporate by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the filing of the registration statement of which this prospectus is a part, as well as between the date of this prospectus and the termination of any offering of shares offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may obtain any of the documents incorporated by reference into this prospectus from the SEC through its web site at the address provided above. You also may request a copy of any document incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference into this document), at no cost, by visiting our internet website at www.valhi.net, or by writing or calling us at the following address:

Valhi, Inc.
Three Lincoln Centre
 5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697
Attention: Corporate Secretary
Telephone: (972) 233-1700